Exhibit 99.1

Tabula Rasa HealthCare Reports First Quarter 2020 Results

MOORESTOWN, N.J., May 7, 2020 (GLOBE NEWSWIRE) -- Tabula Rasa HealthCare, Inc. (“TRHC”) (NASDAQ:TRHC), a healthcare technology company advancing the field of medication safety, today reported financial results for the first quarter ended March 31, 2020.

First Quarter 2020 Highlights

•

Total revenue of $72.8 million, near the high end of our guidance range of $68.5 million to $73.5 million for the first quarter of 2020, increased 19%,  on a reported basis, and 9%, on an organic basis, compared to a year ago.

•

Non-GAAP Adjusted EBITDA of $4.8 million, near the high end of our guidance range of $4.0 million to $5.0 million for the first quarter of 2020,  decreased 16% compared to a year ago due to increased investments to drive future growth.  The company also incurred modest expenses in response to the COVID-19 pandemic.

•	Non-GAAP Adjusted diluted EPS decreased to $0.01 from $0.10 a year ago.
•

As part of our previously communicated reorganization, as of January 1, 2020, we operate through two business segments, CareVention (i.e. PACE) HealthCare and MedWise HealthCare, the latter encompassing our payer, pharmacy and provider-focused businesses.

•	CareVention HealthCare revenue increased 15% to $48.7 million driven by organic growth.
•	MedWise HealthCare revenue increased 29% to $24.2 million, driven by the acquisition of PrescribeWellness.
•

Bookings, based on Annualized Recurring Revenue, or ARR, increased more than 102% compared to any quarter during 2019 due to key new business relationships with Health Mart, MODA Health Plan, WellCare, and two of the top ten health plans.

•	Our overall sales pipeline as of May 1, 2020, is 49% higher vs. January 1, 2020 with the number of aggregate sales opportunities up 68%.
•	Full year 2020 guidance remains unchanged.

“I am proud of the actions we have taken as a company to keep our team members safe, well informed, and engaged during these challenging times, all while continuing to deliver for our clients and execute on our long-term vision. We are particularly excited about the proactive role we are taking with the current pandemic through our scientific research efforts and support of COVID-19 testing at our nationwide network of community pharmacies, as well as the growing recognition of the important role pharmacists are playing under new federal and state legislative actions,” said Calvin H. Knowlton, PhD, TRHC’s Chief Executive Officer, Chairman and Founder.

Dr. Knowlton continued, “During 2019, we made significant investments in our sales and marketing organization and I am pleased to report we have begun to benefit from these investments with a record number of bookings in the first quarter. Our performance was driven by our MedWise HealthCare business segment and specifically, important pharmacy wins at Health Mart and with a large pharmacy chain, as well as a  number of exciting new relationships including WellCare, MODA Health Plan and two of the top ten largest plans in the United States. We signed a multi-year enterprise license agreement with Health Mart, the nation’s largest independent pharmacy franchise with more than 5,000 members. We plan to share more about this expanded relationship in the coming months.”

First Quarter 2020 Results

All comparisons, unless otherwise noted, are to the three months ended March 31, 2019.

•

Total revenue - Total revenue increased 19% to $72.8 million, near the high end of our guidance range of $68.5 million to $73.5 million for the first quarter of 2020.  Total revenue included product revenue of $37.1 million, an increase of 20% and service revenue of $35.7 million, an increase of 19%. On an organic basis, adjusting for the March 2019 acquisition of PrescribeWellness, total revenue increased 9%  while service revenue remained flat due to changes in CMS Star Ratings and the front-loading of work in anticipation of a large year-end contract.

•

Total revenue by segment - CareVention HealthCare revenue increased 15% to $48.7 million, comprised of $37.1 million of PACE product revenue (a 20% increase compared to a year ago) and $11.6 million of PACE solutions revenue (a  4% increase compared to a year ago). MedWise HealthCare revenue increased 29% to $24.2 million, comprised of $14.3 million (a 7% decrease compared to a year ago) of medication safety services and $9.8 million (a 185% increase compared to a year ago) of software subscriptions, the latter driven by the acquisition of PrescribeWellness. On an organic basis, MedWise HealthCare total revenue declined by 4% compared to a year ago with software subscriptions increasing 7%. MedWise medication safety services was negatively impacted by the above cited CMS Star Ratings and the front-loading of work in anticipation of a large year-end contract, resulting in a lower number of clinical interventions in the first quarter of 2020.

•

Gross margin - Gross margin, excluding depreciation and amortization expense, was 34.0%  compared to 31.6% a year ago. Product gross margin increased from 24.2% to 26.7%, benefiting from our transition to a new prime vendor, and service gross margin increased 39.3% to 42.0%, benefiting from our PrescribeWellness acquisition and growing mix of high-margin software subscriptions revenue. Software-related revenue, largely comprised of software subscriptions, represented 19% of total revenue as compared with 12% a year ago.

•

Non-GAAP Adjusted EBITDA - Non-GAAP Adjusted EBITDA of $4.8 million, near the high end of our guidance range of $4.0 million to $5.0 million for the first quarter of 2020, decreased 16% compared to $5.7 million a year ago, due to higher operating investments in the first quarter of 2020 to drive future growth. Non-GAAP Adjusted EBITDA margin decreased to 6.6% compared to 9.3% a year ago.

•

Non-GAAP Adjusted EBITDA by segment - Excluding $9.7 million of shared services allocated to corporate, CareVention HealthCare non-GAAP Adjusted EBITDA of $11.7 million (24.1% margin) increased 11%  compared to $10.6 million (25.2% margin) a year ago. MedWise HealthCare non-GAAP Adjusted EBITDA of $2.8 million (11.7% margin) increased 72%  compared to $1.6 million (8.8% margin) a year ago due to staffing efficiencies and higher member engagement.

•

GAAP Net loss - Net loss was $14.4 million compared to a net loss of $11.0 million a year ago. The primary factors contributing to the net loss were stock-based compensation expense of $7.1 million  (up from $6.9 million), depreciation and amortization of $9.9 million (up from $6.3 million), and interest expense of $4.6 million (up from $2.7 million).

•

GAAP EPS - Net loss per diluted share of $0.68 compared to $0.54 a year ago. The net loss per share calculations were based on a diluted share count of 21.4 million for the first quarter of 2020, compared to 20.4 million for the same period a year ago.

•

Non-GAAP EPS - Non-GAAP Adjusted net income per diluted share, or Adjusted Diluted EPS, was $0.01 as compared to $0.10 a year ago. The net income per share calculations were based on a diluted share count of 23.3 million for the first quarter of 2020, compared to 22.9 million for the same period a year ago.

•

Cash - Unrestricted cash at the end of the first quarter was $38.1 million as compared to $42.5 million at the end of 2019. The decrease in cash was driven by net cash used in operating activities of less than $1.0 million and capitalized software of $4.2 million compared to $2.6 million a year ago. No amounts were drawn on our $60 million line of credit.

A reconciliation of generally accepted accounting principles (“GAAP”) in the United States to non-GAAP results has been provided in this press release in the accompanying tables. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Financial Outlook

Our guidance is based on current market conditions and our expectations as of today. Given the uncertainty associated with the duration and magnitude of the COVID-19 pandemic, as well as its broader impact, the factors underlying our outlook may change in the coming months.

For the second quarter ending June 30, 2020 we expect:

•	Total revenue in the range of $76 million to $81 million, driven by sequential growth compared to the first quarter of 2020 in both the CareVention HealthCare and MedWise HealthCare segments.
•	GAAP net loss in the range of $12.3 million to $10.8 million.
•	Non-GAAP adjusted EBITDA in the range of $7 million to $9 million.

For the full year ending December 31, 2020 we continue to expect:

•

Revenue in the range of $332 million to $352 million with stronger organic growth rates in the third and fourth quarters as: 1) year-to-date bookings come online and are fully reflected in revenue and 2) the total number of clinical interventions increases significantly compared to the first half of 2020 and the second half of 2019.

•	GAAP net loss in the range of $35.5 million to $30.5 million.
•	Non-GAAP adjusted EBITDA in the range of $46 million to $52 million.
•	Free cash flow, excluding capitalized software and capital expenditures, in the range of $15 million to $20 million.

Upcoming Events

Brian Adams, TRHC’s Chief Financial Officer, will be presenting at the RBC Capital Markets Global Healthcare Virtual Conference on Wednesday, May 20, 2020. Dr. Knowlton and Mr. Adams will be presenting at the William Blair 40th Annual Growth Stock Conference on Wednesday, June 10, 2020.

Quarterly Conference Call

The first quarter 2020 earnings conference call and webcast will be held today, Thursday, May 7, 2020, at 5:00 p.m. ET. The conference call can be accessed by dialing 844-413-0947 for U.S. participants or 216-562-0423 for international participants, and referencing Conference ID Number: 4293305 or via a live audio webcast available online at TRHC’s investor website (ir.trhc.com). An audio webcast replay will be available approximately two hours after completion of the call for a period of 90 days thereafter at ir.trhc.com and a replay will be available until May 14, 2020 by dialing 855-859-2056 for U.S. participants or 404-537-3406 for international participants and referencing Conference ID Number: 4293305.

About Tabula Rasa HealthCare

TRHC (NASDAQ:TRHC) is a leader in providing medication safety software and telepharmacy services to health plans, pharmacies, and healthcare providers. Our solutions help to optimize medication regimens resulting in improved patient outcomes and lower healthcare costs that support the ongoing shift to value-based care models in the U.S. For more information, visit: www.trhc.com.

Non-GAAP Financial Measures

In addition to reporting all financial information required in accordance with GAAP, TRHC is also reporting gross margin excluding depreciation and amortization expense, Adjusted EBITDA and Adjusted Diluted EPS, each of which is considered a non-GAAP financial measure. Generally, a non-GAAP financial measure is a numerical measure of a company's performance or financial position that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Gross margin is calculated as total revenue minus total cost of revenue, exclusive of depreciation and amortization (as presented in the Consolidated Statements of Operations), as a percentage of total revenue. Product margin is calculated as product revenue minus cost of product revenue, exclusive of depreciation and amortization (as presented in the Consolidated Statements of Operations), as a percentage of product revenue. Service margin is calculated as service revenue minus cost of service revenue, exclusive of depreciation and amortization (as presented in the Consolidated Statements of Operations), as a percentage of service revenue.

Adjusted EBITDA consists of net income or loss excluding certain other expenses, which includes interest expense, provision (benefit) for income tax, depreciation and amortization, change in fair value of acquisition-related contingent consideration (income) expense, acquisition-related expense and stock-based compensation expense.  TRHC defines Adjusted Diluted EPS as net income or loss before fair value adjustments for acquisition-related contingent consideration, amortization of acquired intangibles, amortization of debt discount and issuance costs, acquisition-related expense, stock-based compensation expense, and the tax impact of using a normalized tax rate on pre-tax income adjusted for those items expressed on a per share basis using weighted average diluted shares outstanding. TRHC considers acquisition-related expense to include non-recurring direct transaction and integration costs, severance, and the impact of purchase accounting adjustments related to the fair value of acquired deferred revenue. TRHC believes the exclusion of these items assists in providing a more complete understanding of the company’s underlying operations results and trends and allows for comparability with TRHC’s peer company index and industry and to be more consistent with TRHC’s expected capital structure on a going forward basis. Please note that other companies might define their non-GAAP financial measures differently than TRHC does.

TRHC presents these non-GAAP financial measures in this release because it considers them to be important supplemental measures of performance. TRHC uses these non-GAAP financial measures for planning purposes, including analysis of the company's performance against prior periods, the preparation of operating budgets and determination of appropriate levels of operating and capital investments. TRHC believes that these non-GAAP financial measures provide additional insight for analysts and investors in evaluating the company's financial and operational performance. TRHC also intends to provide these non-GAAP financial measures as part of the company's future earnings discussions and, therefore, their inclusion should provide consistency in the company's financial reporting.

Non-GAAP financial measures have limitations as an analytical tool. Investors are encouraged to review the reconciliation of Adjusted EBITDA and Adjusted Diluted EPS to their most directly comparable GAAP measures provided in this release, including in the accompanying tables.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that we believe to be reasonable as of today’s date.  Forward-looking statements give current expectation or forecasts of future events or our future financial or operating performance, and include TRHC’s expectations regarding healthcare regulations, industry trends, available opportunities to TRHC and the financial and operating performance of TRHC, including with respect to international expansion and integration of recent acquisitions, and the impacts of the COVID-19 pandemic. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  These forward-looking statements are based on management's good-faith expectations, judgements and assumptions as of the date of this press release.  Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the impacts of the current COVID-19 pandemic and other health epidemics; our continuing losses and need to achieve profitability; fluctuations in our financial results; the acceptance and use of our products and services by PACE organizations; the need to innovate and provide useful products and services; risks related to changing healthcare and other applicable regulations; our ability to maintain relationships with a specified drug wholesaler; increasing consolidation in the healthcare industry; managing our growth effectively; our ability to adequately protect our intellectual property; the requirements of being a public company; our ability to recognize the expected benefits from acquisitions on a timely basis or at all; and the other risk factors set forth from time to time in our filings with the Securities and Exchange Commission (“SEC”),  including those factors discussed under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on March 2, 2020, and in subsequent reports filed with or furnished to the

SEC, copies of which are available free of charge within the Investor Relations section of the Tabula Rasa HealthCare website http://ir.trhc.com or upon request from our Investor Relations Department. Tabula Rasa HealthCare assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2020	2019
Assets
Current assets:
Cash	$38,134	$42,478
Restricted cash	3,763	4,103
Accounts receivable, net	36,237	29,123
Inventories	5,135	3,700
Prepaid expenses	4,615	4,299
Other current assets	5,780	10,835
Total current assets	93,664	94,538
Property and equipment, net	15,612	15,798
Operating lease right-of-use assets	23,260	22,100
Software development costs, net	20,906	18,501
Goodwill	150,760	150,760
Intangible assets, net	182,591	189,413
Other assets	1,058	1,281
Total assets	$487,851	$492,391
Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt and finance leases, net	$10	$125
Current operating lease liabilities	4,635	4,350
Accounts payable	10,354	8,622
Accrued expenses and other liabilities	25,312	26,906
Total current liabilities	40,311	40,003
Long-term debt and finance leases, net	229,444	226,294
Noncurrent operating lease liabilities	21,853	21,017
Long-term acquisition-related contingent consideration	11,500	10,800
Deferred income tax liability	5,289	8,656
Other long-term liabilities	53	73
Total liabilities	308,450	306,843

Stockholders' equity:
Common stock	2	2
Treasury stock	(3,956)	(3,865)
Additional paid-in capital	296,726	288,345
Accumulated deficit	(113,371)	(98,934)
Total stockholders’ equity	179,401	185,548
Total liabilities and stockholders’ equity	$487,851	$492,391

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2020	2019
Revenue:
Product revenue	$37,087	$30,982
Service revenue	35,740	29,977
Total revenue	72,827	60,959
Cost of revenue, exclusive of depreciation and amortization shown below:
Product cost	27,199	23,475
Service cost	20,874	18,193
Total cost of revenue, exclusive of depreciation and amortization	48,073	41,668
Operating expenses:
Research and development	4,828	5,550
Sales and marketing	5,540	4,850
General and administrative	16,967	13,743
Change in fair value of acquisition-related contingent consideration expense	700	1,176
Depreciation and amortization	9,913	6,299
Total operating expenses	37,948	31,618
Loss from operations	(13,194)	(12,327)
Interest expense, net	4,610	2,693
Loss before income taxes	(17,804)	(15,020)
Income tax benefit	(3,367)	(4,041)
Net loss	$(14,437)	$(10,979)
Net loss per share, basic and diluted	$(0.68)	$(0.54)
Weighted average common shares outstanding, basic and diluted	21,374,897	20,384,557

TABULA RASA HEALTHCARE, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Three Months Ended
	March 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(14,437)	$(10,979)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	9,913	6,299
Amortization of deferred financing costs and debt discount	3,252	1,575
Deferred taxes	(3,367)	(3,381)
Stock-based compensation	7,137	6,852
Change in fair value of acquisition-related contingent consideration	700	1,176
Acquisition-related contingent consideration paid	—	(24,428)
Other noncash items	—	12
Changes in operating assets and liabilities, net of effect from acquisitions:
Accounts receivable, net	(7,114)	(3,258)
Inventories	(1,435)	(117)
Prepaid expenses and other current assets	4,625	(2,029)
Other assets	54	(354)
Accounts payable	1,528	(1,458)
Accrued expenses and other liabilities	(1,633)	3,464
Other long-term liabilities	(20)	(20)
Net cash used in operating activities	(797)	(26,646)

Cash flows from investing activities:
Purchases of property and equipment	(763)	(1,019)
Software development costs	(4,228)	(2,630)
Proceeds from repayment of note receivable	—	1,000
Acquisitions of businesses, net of cash acquired	—	(158,726)
Net cash used in investing activities	(4,991)	(161,375)

Cash flows from financing activities:
Proceeds from exercise of stock options	1,153	1,037
Payments for debt financing costs	—	(9,418)
Repayments of line of credit	—	(45,000)
Payments of acquisition-related contingent consideration	—	(18,722)
Repayments of long-term debt and finance leases	(49)	(276)
Proceeds from issuance of convertible senior subordinated notes	—	325,000
Proceeds from sale of warrants	—	65,910
Purchase of convertible note hedges	—	(101,660)
Net cash provided by financing activities	1,104	216,871
Net (decrease) increase in cash and restricted cash	(4,684)	28,850
Cash and restricted cash, beginning of period	46,581	25,029
Cash and restricted cash, end of period	$41,897	$53,879

TABULA RASA HEALTHCARE, INC.

UNAUDITED SEGMENT RESULTS

(In thousands)

Three Months Ended
March 31, 2020
Revenue
CareVention HealthCare:
PACE product revenue	$37,087
PACE solutions	11,571
Total CareVention HealthCare	48,658

MedWise HealthCare:
Medication safety services	14,320
Software subscriptions	9,849
Total MedWise HealthCare	24,169

Total Revenue	$72,827

Adjusted EBITDA
CareVention HealthCare	$11,748
MedWise HealthCare	2,831
Shares Services	(9,772)
Total Adjusted EBITDA	$4,807

	Three Months Ended				Year Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	December 31, 2019
Revenue
CareVention HealthCare:
PACE product revenue	$30,982	$33,372	$34,966	$37,810	$137,130
PACE solutions	11,174	11,437	11,276	12,021	45,908
Total CareVention HealthCare	42,156	44,809	46,242	49,831	183,038

MedWise HealthCare:
Medication safety services	15,351	22,498	18,706	13,362	69,917
Software subscriptions	3,452	8,948	9,322	10,030	31,752
Total MedWise HealthCare	18,803	31,446	28,028	23,392	101,669

Total Revenue	$60,959	$76,255	$74,270	$73,223	$284,707

Adjusted EBITDA
CareVention HealthCare	$10,620	$11,466	$12,632	$12,773	$47,491
MedWise HealthCare	1,648	9,059	5,388	2,181	18,276
Shares Services	(6,577)	(6,873)	(7,444)	(6,952)	(27,846)
Total Adjusted EBITDA	$5,691	$13,652	$10,576	$8,002	$37,921

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands except share and per share amounts)

	Three Months Ended March 31,
	2020	2019
Reconciliation of net loss to Adjusted EBITDA
Net loss	$(14,437)	$(10,979)
Add:
Interest expense, net	4,610	2,693
Income tax benefit	(3,367)	(4,041)
Depreciation and amortization	9,913	6,299
Change in fair value of acquisition-related contingent consideration expense	700	1,176
Acquisition-related expense	251	3,691
Stock-based compensation related expense	7,137	6,852
Adjusted EBITDA	$4,807	$5,691

	Three Months Ended March 31,
	2020		2019
Reconciliation of diluted net loss per share to Adjusted Diluted EPS
GAAP net loss, basic and diluted, and net loss per share, basic and diluted	$(14,437)	$(0.68)	$(10,979)	$(0.54)
Adjustments:
Change in fair value of acquisition-related contingent consideration expense	700		1,176
Amortization of acquired intangibles	6,822		4,667
Amortization of debt discount and issuance costs	3,152		1,527
Acquisition-related expense	251		3,691
Stock-based compensation expense	7,137		6,852
Impact to income taxes (1)	(3,435)		(4,737)
Adjusted net income and Adjusted Diluted EPS	$190	$0.01	$2,197	$0.10

(1)     The impact to taxes was calculated using a normalized statutory tax rate applied to pre-tax loss adjusted for the respective items above and then subtracting the tax provision as determined for GAAP purposes.

	Three Months Ended
	March 31,
	2020	2019
Reconciliation of weighted average shares of common stock outstanding, diluted, to weighted average shares of common stock outstanding, diluted for Adjusted Diluted EPS
Weighted average shares of common stock outstanding, basic and diluted for GAAP	21,374,897	20,384,557
Adjustments:
Weighted average dilutive effect of stock options	1,384,878	1,675,014
Weighted average dilutive effect of restricted stock	484,979	842,134
Weighted average dilutive effect of contingent shares	75,569	28,665
Weighted average shares of common stock outstanding, diluted for Adjusted Diluted EPS (1)	23,320,323	22,930,370

(1)

TRHC account for the convertible senior subordinated notes utilizing the Treasury Stock Method as we currently intend to settle the notes entirely or partly in cash. Under this method, the underlying shares of TRHC common stock issuable upon conversion of the notes are excluded from the calculation of diluted EPS, except to the extent that the average stock price for the reporting period exceeds their conversion price of $69.95 per share. For the three months ended March 31, 2020, there was no impact on diluted EPS from the convertible senior subordinated notes as the conversion price exceeded TRHC’s average stock price.

TABULA RASA HEALTHCARE, INC.

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP GUIDANCE RANGES

(In millions)

	LOW	HIGH	LOW	HIGH
	Three Months Ended June 30, 2020		Year Ended December 31, 2020
Reconciliation from Net Loss Guidance to Adjusted EBITDA Guidance
Net loss:	$(12.3)	$(10.8)	$(35.5)	$(30.5)
Add:
Interest expense	4.7	4.7	19.0	19.0
Income tax benefit	(2.6)	(2.1)	(7.3)	(6.3)
Depreciation and amortization	10.2	10.2	40.7	40.7
Stock-based compensation expense	7.0	7.0	28.1	28.1
Change in fair value of contingent consideration	—	—	0.7	0.7
Acquisition-related expense	—	—	0.3	0.3
Adjusted EBITDA	$7.0	$9.0	$46.0	$52.0

Contact:

Investors

Frank Sparacino

fsparacino@TRHC.com

T: 866-648-2767

Media

Dianne Semingson

dsemingson@TRHC.com

T: 215-870-0829